EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the HLTH Corporation 2000 Long-Term Incentive Plan of our report dated March 1, 2007, except for Note 24, as to which the date is May 9, 2007, with respect to the consolidated financial statements and schedule of HLTH Corporation (formerly Emdeon Corporation), and our report dated March 1, 2007, except for the effects of the material weakness described in the seventh paragraph of such report as to which the date is May 9, 2007, with respect to management’s restated assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HLTH Corporation (formerly Emdeon Corporation) included in its Annual Report as amended on Form 10-K/A for the year ended December 31, 2006, filed with the Securities and Exchange Commission on May 10, 2007.

/s/ Ernst & Young LLP
MetroPark, New Jersey
August 9, 2007